Exhibit 21

REGAL-BELOIT CORPORATION
SUBSIDIARIES
(as of 2/29/04)

Parent(s)	Subsidiary	Percent Owned		State/Place of Incorporation

REGAL-BELOIT CORPORATION	Hub City, Inc.	100%		Delaware
	New York Twist Drill, Inc.	100%		Delaware
	Costruzioni Meccaniche Legnanesi	100%		Italy
	Mastergear GmbH	100%		Republic of Germany
	Opperman Mastergear Ltd. (“OML”)	100%		United Kingdom
	Marathon Electric Manufacturing	100%		Wisconsin
	Regal-Beloit Logistics Canada, Inc. (Inactive)	100%		Canada-Ontario
	Leeson Electric Corporation	100%		Wisconsin
	Regal-Beloit Asia Pte. Ltd.	100%		Singapore

REGAL-BELOIT CORPORATION	REGAL-BELOIT Flight Service, Inc.	40%		Wisconsin
Marathon Electric Manufacturing Corp.	REGAL-BELOIT Flight Service Inc.	60%		Wisconsin

Leeson Electric Corporation	REGAL-BELOIT Holdings Ltd.	100%		Canada-Yukon Territory

REGAL-BELOIT Holdings Ltd.	Patent Holdings Ltd.	100%		Canada-British Columbia
	Thompson Technology, an Alberta Limited Partnership	99.	5%	Canada-Alberta
	Leeson Canada, an Alberta Limited Partnership	99.	5%	Canada-Alberta
	Thomson Finance Limited	100%		Canada-British Columbia

Thomson Finance Limited	Thomson Technology, an Alberta Limited Partnership	.5%		Canada-Alberta
	Leeson Canada, an Alberta Limited Partnership	.5%		Canada-Alberta

Marathon Electric Manufacturing Corp.	Marathon Special Products Corp.	100%		Ohio
	Mar-Mex S.A. deC.V. (Inactive)	100%		Mexico
	Marathon Redevelopment Corp.	100%		Missouri
	Marathon Electric Far East Pte. Ltd.	100%		Singapore

REGAL-BELOIT Asia Pte. Ltd.	Shanghai Marathon GeXin Electric Co. Ltd.	55%		China
	Shanghai Regal-Beloit & Jinling Co. Ltd.	50%		China